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Yahoo! Inc.
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Yahoo! Inc. issued the following press release on May 2, 2012:

Yahoo! Shareholder Letter Outlines Forward Momentum and Urges Election of Its Board Nominees

SUNNYVALE, California, May 2, 2012 – Yahoo! Inc. (NASDAQ: YHOO), the premier digital media company, today released the following letter to all shareholders from its board of directors:

Dear Shareholder,

Since last August, Yahoo! has moved forward aggressively, implementing a plan to position itself for future success and to increase the value of Yahoo! for you, our shareholders.

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Just four months ago, we appointed CEO Scott Thompson, a highly accomplished and dynamic leader with the experience and expertise required to lead Yahoo! to renewed growth, innovation, and success. Scott is already moving the company forward fast – dramatically reorganizing the business around its core strengths with a mindset of focus, speed, discipline, and putting the customer first.

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The company has reconstituted the board of directors, with the optimal mix of expertise, experience, and fresh perspectives to accelerate the company’s transformation. We recruited five new, highly qualified independent directors through the Nominating and Corporate Governance Committee’s thorough search process. In addition, four of our directors volunteered not to stand for re-election at the 2012 shareholders’ meeting. As reconstituted, following the annual meeting a majority of Yahoo!’s directors will be new to the board this year, and all directors will have joined the board since 2010.

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Following a detailed and diligent review in an accelerated timeframe, the company produced a comprehensive strategic framework that will change what we do and, most importantly, how we do it to enable us to put our customers first in everything we do. We will deliver fun, engaging, and personalized experiences on all screens and forge strong relationships with our advertisers by producing measurable results, including consumer insights derived from our vast data, and delivering a higher rate of return on advertising spend. Specifically, we will focus all we do on the consumers who trust us to deliver personalized content and communications in our core businesses, and on the advertisers who want to connect with our consumers. Just as importantly, we are identifying what we will no longer do, in order to direct resources toward those businesses that generate the highest consumer engagement and the best return on our investment. As we excel in our core business, we will earn the right to pursue new growth opportunities.

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With this renewed operational focus, the company has defined a new organizational structure to support our core business and put resources closer to our customers. Effective May 1, Yahoo! will operate in three groups – consumer, regions and technology – all supported by our corporate teams. Each of these three groups will have clear accountability for getting results by delivering the best customer experiences. This more efficient structure will enable faster decision-making and more effective delivery of innovative products and services that measurably impact the bottom line.

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Beyond our core business, we are committed to continuing to be prudent stewards of our non-core assets and investments and to be thoughtful and diligent about monetizing their significant value at the right time and in the right manner. Should we do so, returning capital to shareholders will be a high priority.

In identifying qualified new members for the board, the Nominating and Corporate Governance Committee, led by its independent chairperson Patti Hart, conducted a thorough and impartial search process. Working with a leading executive recruitment firm and using the committee’s desired skill sets and experience for new board members, the committee identified over 100 potential candidates and sought input from a number of our major shareholders. Committee members engaged with over 20 individuals, including the four nominees proposed by Third Point. Committee members then conducted numerous in-depth interviews and carefully analyzed the qualifications of each candidate, including each of Third Point’s nominees. Committee members conducted additional interviews with those candidates that warranted further consideration, as determined by the committee in its meetings held throughout the process. Following completion of the full process, the committee and the board determined that the distinguished group of five candidates recently announced were the best choices, based on their individual accomplishments, experience directly relevant to Yahoo!’s business and its challenges, and records of value creation.

The new directors have strong records of significant accomplishment at the highest levels of media, advertising, marketing, Internet, technology, and finance, including corporate finance and restructuring, and insight into customers’ perspectives. The continuing directors are independent thinkers who bring impressive track records of success, and have been actively and constructively engaged as the company has developed its strategic framework to deliver renewed success and value to shareholders. We are challenging Yahoo!’s entire leadership team by asking tough questions, establishing rigorous goals, and developing a framework for strict accountability to move Yahoo! forward… fast.

Our focus now is on operating the company so that it delivers superior value to our shareholders. Supported by the many talented people who have contributed to charting our new course and inspired by the many shareholders, customers, and employees who have communicated passion for this great brand, we know that we will succeed.

Regrettably, our efforts to avoid a proxy contest with Third Point were unsuccessful. Following the recommendation of the Nominating and Corporate Governance Committee, we offered Third Point two board seats, including one of its nominees and a second mutually agreeable candidate, which would bring Third Point’s perspective into the boardroom. Unfortunately, Mr. Loeb declined to end his proxy solicitation on that basis, insisting that there could be no settlement unless he was personally appointed to the board. The board continues to believe that Mr. Loeb himself does not bring the relevant skill set and experience to the board, particularly in comparison to the candidates selected by the board. In addition, we believe that, based on the specific qualifications of Third Point’s nominees relative to Yahoo!’s business and opportunities, the candidates nominated by the board’s Nominating and Governance Committee are significantly superior to those proposed by Third Point. Nevertheless, we want to emphasize that we remain committed to an open dialogue with all our shareholders and to working in a constructive manner with Third Point.

At the end of the day, we recognize that you, our shareholders, will make the decision as to the board you want to lead your company. We are confident that when you assess our new board’s qualifications against Third Point’s slate, you will come to the same conclusion that we did—that this is the right board with the right mix of skills and experience to lead the company forward to create value for shareholders. We also recognize that we have a great deal of work to do to support and challenge the management team to move the company forward fast. We intend to keep ourselves and the company focused and we do not intend to let ourselves be distracted from the work at hand.

Yahoo! is looking forward, focused on delivering superior value to all of our shareholders. We are building momentum with a great leadership team, unified in focusing the company on its core strengths, redeploying resources to the most productive areas of the business, and equipping the company to invest in growth and innovation. Your new board includes individuals who have proven operating expertise in media, advertising, marketing, Internet, technology, and finance, and have consistently proven to be thoughtful and responsible stewards of shareholder value, with a strong emphasis on disciplined capital allocation and a willingness to embrace structural change. They are already contributing to the rigorous action plan to realize Yahoo!’s potential and deliver increased value for shareholders.

With new leadership and the new board, we are building a stronger, nimbler, more profitable Yahoo! that is better equipped to innovate for our customers and will ultimately increase the value of Yahoo! for all shareholders.

You can read more about Yahoo!’s actions to move the company forward and create shareholder value at http://yahooforward.com.

Thank you for your support.

Yahoo! Board of Directors

Important Additional Information

Yahoo! has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and will be filing a definitive proxy statement with the SEC in connection with the solicitation of proxies for its 2012 annual meeting of shareholders. Shareholders are strongly advised to read Yahoo!’s 2012 definitive proxy statement (including any amendments or supplements thereto) when it becomes available because it will contain important information. Shareholders will be able to obtain copies of Yahoo!’s 2012 proxy statement, any amendments or supplements to the proxy statement, and other documents filed by Yahoo! with the SEC in connection with its 2012 annual meeting of shareholders for no charge at the SEC’s website at www.sec.gov. Copies of the proxy materials may also be requested from the Company’s proxy solicitor, Innisfree M&A Incorporated, by telephone at (877) 750-9499 (toll-free) or by email at info@innisfreema.com.

Yahoo!, its directors, executive officers and certain employees are deemed participants in the solicitation of proxies from shareholders in connection with Yahoo!’s 2012 annual meeting of shareholders. Information regarding Yahoo!’s directors, executive officers and other persons who, under rules of the SEC, are considered participants in the solicitation of proxies for the 2012 annual meeting of shareholders, including their respective interests by security holdings or otherwise, is set forth in the preliminary proxy statement Yahoo! filed with the SEC on April 27, 2012 and will be set forth in the definitive proxy statement for Yahoo!’s 2012 annual meeting of shareholders when it is filed with the SEC.

About Yahoo!

Yahoo! is the premier digital media company, creating deeply personal digital experiences that keep more than half a billion people connected to what matters most to them, across devices and around the globe. And Yahoo!’s unique combination of Science + Art + Scale connects advertisers to the consumers who build their businesses. Yahoo! is headquartered in Sunnyvale, California. For more information, visit the pressroom (pressroom.yahoo.net) or the company’s blog, Yodel Anecdotal (yodel.yahoo.com).

Forward Looking Statements

This press release contains forward-looking statements concerning such matters as our strategic, operational and product plans, our expected financial and operational performance, our management and organizational changes, and creation of value for our shareholders. Risks and uncertainties may cause actual results to differ materially from the results predicted. The potential risks and uncertainties include, among others, the costs and management distraction attendant to a proxy contest; the impact of management and organizational changes; the implementation and results of any strategic plans as well as Yahoo!’s ongoing strategic and cost initiatives; Yahoo!’s ability to compete with new or existing competitors; reduction in spending by, or loss of, advertising customers; risks related to Yahoo!’s regulatory environment; interruptions or delays in the provision of Yahoo!’s services; security breaches; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!’s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims and recent derivative and class actions; Yahoo!’s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content, and distribution; general economic conditions and changes in economic conditions; transition and implementation risks associated with the Search Agreement with Microsoft Corporation; and risks that the benefits of the Framework Agreement Yahoo! entered into with Alibaba Group, Softbank Corporation and certain other parties regarding Alipay may not be realized. All information set forth in this press release is as of May 2, 2012. Yahoo! does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances. More information about potential factors that could affect Yahoo!’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yahoo!’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov.

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Contacts:

Media Relations Contact:

Dana Lengkeek, Yahoo! Inc., (408) 349-1130, danal@yahoo-inc.com

Investor Relations Contact:

Investor Relations, (408) 349-3382, investorrelations@yahoo-inc.com